Exhibit 16.1

April 5, 2013

Securities and Exchange Commission

100 F Street, NW

Washington, D.C. 20549

Re:

Secure Digital, Inc.

We have read the statements included under Item 4.01 of Form 8-K to be filed by Secure Digital, Inc. on or about April 15, 2013.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.

Murray, UT 84107